Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NFT Ltd.

We hereby consent to the incorporation by reference of our report dated April 15, 2022, in the Registration Statement on Form F-3, under the Securities Act of 1933 with respect to the consolidated balance sheet of NFT Ltd. (formerly known as Takung Art Co., Ltd) and its subsidiaries (collectively the “Company”) as of December 31, 2021, and the related consolidated statement of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes appearing in the Annual Report on Form 20-F of NFT Ltd. for the year ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
February 13, 2025	Certified Public Accountants
PCAOB ID No. 1171